Exhibit 99.1

BROCADE CONTACTS
Media Relations	Investor Relations	FS Communications
Leslie Davis	Shirley Stacy	Wendy Lewis
Tel: 408.333.5260	Tel: 408.333.5752	Tel: 650.691.1488
lmdavis@brocade.com	sstacy@brocade.com	wendy@fscomm.com

BROCADE ANNOUNCES PRELIMINARY SECOND QUARTER FISCAL 2005 RESULTS

SAN JOSE, Calif. — May 2, 2005 — Brocade Communications Systems, Inc. (Brocade®) (Nasdaq: BRCD), the world’s leading provider of infrastructure solutions for Storage Area Networks (SANs), today announced preliminary results for the second quarter of fiscal 2005 (Q2 05), ending April 30, 2005. Brocade expects to report net revenue for Q2 05 in a range of $144 to $145 million, which is below previous guidance issued on February 16, 2005 of $155 to $161 million, and diluted GAAP net income per share of $0.07. The company expects non-GAAP results to be generally consistent with GAAP results. These preliminary results compare to net revenue of $161.6 million and diluted GAAP net income per share of $0.10, for the first quarter of fiscal 2005 (Q1 05) and net revenue of $145.6 million and GAAP diluted net income per share of $.01 for the second quarter of fiscal 2004 (Q2 04). As previously disclosed, fiscal 2004 was a 53-week year instead of a 52-week year and the extra week fell into Q2 04. As a result, net revenue in Q2 04 included approximately $5 to $6 million in additional revenue, without which net revenue for Q2 04 would have been approximately $140 million.

Brocade Communications Systems, Inc.
1745 Technology Dr. San Jose, CA 95110
T 408.333.8000 F 408.333.8101
www.brocade.com

These preliminary results are based on management’s initial estimates of operating results and there can be no assurance that the amounts may not change.

Brocade attributed the revenue shortfall to greater seasonality than expected, reflecting a lower level of enterprise spending, and an extended sales cycle causing business from end customers to push outside of the quarter.

“Our sales pipeline indicates that the underlying fundamentals of our business remain in tact, and while we are disappointed to miss our original guidance, we continue to manage expenses and remain at a healthy level of profitability,” said Michael Klayko, CEO. “As reported recently by several industry observers, the storage environment in the last two weeks of March was weak and while April was a good month, it was not enough to offset the weakness in March. As we enter the third fiscal quarter, our sales pipeline continues to grow and the pipeline we see today is a stronger one than it was entering our second quarter,” continued Klayko.

Brocade will report final financial results for its second quarter fiscal year 2005 on Wednesday, May 18, 2005 after the close of market.

Non-GAAP, formerly pro forma, information is a supplement to, and not a substitute for, our financial results presented in accordance with GAAP. Our non-GAAP results exclude certain expenses and income to provide what we believe is a more complete understanding of our underlying operational results and trends. Specifically, we believe non-GAAP results provide useful information to both management and investors by excluding certain gains, including the gain related to repurchases of our convertible subordinated debt and gain on investments, and certain costs or benefits, including variable stock-based compensation expense (benefit), certain expenses relating to our acquisition of Rhapsody, our recent internal review and SEC informal investigation costs, and the restructuring of business operations, that we believe are not indicative of our core operating results. The associated tax effects of the non-GAAP adjustments represent a pro rata adjustment to the GAAP income tax provision (benefit). Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting of future periods. Brocade management refers to these non-GAAP financial measures in making decisions regarding operational performance and to facilitate internal comparisons to historical operating results and to competitors’ operating results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

About Brocade Communications Systems, Inc.

Brocade offers the industry’s leading intelligent platform for networking storage. The world’s leading systems, applications, and storage vendors have selected Brocade to provide a networking foundation for their SAN solutions. The Brocade SilkWorm family of fabric switches and software is designed to optimize data availability and storage and server resources in the enterprise. Using Brocade solutions, companies can simplify SAN implementation, reduce the total cost of ownership of data storage environments, and improve network and application efficiency. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.

Cautionary Statement

This press release contains forward-looking statements, as defined under Federal Securities Laws. These forward-looking statements include statements regarding Brocade’s financial results for the second quarter of fiscal year 2005, sales pipeline, and business prospects. These statements are just predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, adjustments resulting from the quarter close and review by Brocade’s independent auditors of the financial results for the quarter; the effect of changes in IT spending levels; the effect of competition, including pricing pressure; our dependence on OEM partners; declines in the prices of our products and gross margins; our failure to manage distribution channels, inventory levels and relationships; our failure to adequately anticipate future OEM and end-user product needs or to accurately forecast end-user demand; and our failure to manage our business effectively in a rapidly evolving market. These and other risks are set forth in more detail in the company’s quarterly report on Form 10-Q for the quarter ended January 24, 2005. Brocade expressly assumes no obligation to update any such forward-looking statements.

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Brocade, the Brocade B weave logo, Fabric OS, Secure Fabric OS, and SilkWorm are registered trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries. FICON is a registered trademark of IBM Corporation in the U.S. and other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.